Exhibit 10.1

W.W. GRAINGER, INC.
2015 Incentive Plan
Stock Option Agreement
This Stock Option Agreement (this "Agreement"), dated as of April 1, 2019 (the "Grant Date"), is entered into between W.W. Grainger, Inc., an Illinois corporation (the "Company"), and you as the executive (the "Executive"), who is employed by the Company or a Subsidiary of the Company (the "Employer").
In consideration of the Executive's agreement to enter into an Unfair Competition Agreement with the Company concurrently with this Agreement on the Grant Date (the "Unfair Competition Agreement"), the Company desires to grant the Executive the right and option ("Option") to purchase shares of the Company's common stock ("Shares") pursuant to the W.W. Grainger, Inc. 2015 Incentive Plan (as may be amended from time to time, the "Plan") and the Executive agrees to enter into the Unfair Competition Agreement and accept such Option on the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement. Capitalized terms used but not defined in this Agreement have the meanings specified in the Plan.
In consideration of the mutual provisions set forth in this Agreement and in the Unfair Competition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Grants
1.01 Grants. Subject to the terms and conditions of this Agreement, the Plan and the Unfair Competition Agreement (the terms of which are hereby incorporated herein by reference) and effective on the Grant Date, the Company hereby grants to the Executive the Option to purchase all or a portion of the number of Shares specified in the April 1, 2019 award grant at the price per Share as specified in the grant notice posted to the Executive's electronic investment account maintained with Morgan Stanley Smith Barney LLC, the brokerage firm/third party service provider engaged by the Company in connection with the administration of the Plan (the "Stock Plan Administrator").
1.02 Term of Option. The Option shall expire ten (10) years from the Grant Date, subject to the terms and conditions set forth in this Agreement, the Plan and the Unfair Competition Agreement.

ARTICLE II
Provisions Relating to Option
2.01 Vesting of Option. If the Executive remains continuously employed by the Employer (or any other Subsidiary or Affiliate) until the vesting date(s) specified in the grant notice ("Option Vesting Date"), the Option shall become vested and exercisable on such date. The Option shall not vest before the Option Vesting Date unless otherwise provided or permitted by the Plan or this Agreement, and any portion of the Option that does not vest shall be forfeited in full and the Executive shall have no further rights with respect to such Option.
2.02 Effect of Termination of Employment. Except as otherwise stated in the Plan, if the Executive's employment or service is terminated prior to the Option Vesting Date for any reason whatsoever other than the Executive's death or Disability (defined below), the Executive’s unvested Options as of the Executive's Termination Date (defined below) shall be forfeited in there entirety. However, the Executive shall have three (3) months from the Termination Date to exercise vested Options. If the Executive is a resident of, or employed in, the United States, "Termination Date" shall mean the effective date of termination of the Executive's employment. If the Executive is a resident of, or employed outside of, the United States, "Termination Date" shall mean the earliest of (i) the date on which notice of termination is provided to the Executive, (ii) the last day of the Executive's active service with the Employer or (iii) the last day on which the Executive is an employee of the Employer, as determined in each case without including any required advanced notice period and irrespective of the status of the termination under local labor or employment laws.
2.03 Effect of Death or Disability of the Executive. If the Executive's employment or service is terminated prior to the Option Vesting Date due to the Executive's death or Disability, the Option immediately shall fully vest, become exercisable and will expire on the earlier of (i) six (6) years from the Termination Date or (ii) the original expiration date of the Option. For purposes of this Agreement, "Disability" shall have the same meaning as defined in the Plan, subject to modification as may be required to conform to the laws, rules and regulations (“Laws”) of the Executive's country of residence (and country of employment, if different).
2.04 Exercise of Option. The Executive may exercise the vested portion of the Option in accordance with such policies and procedures as shall be established by the Company and/or the Stock Plan Administrator from time to time.
2.05 Payment of Option Price. The Executive shall at the time of exercise of the Option (except in the case of a cashless exercise, which) tender to the Company the full Option Price. At the discretion of the Committee, and subject to such policies and procedures as it may adopt from time to time, the Option Price may be paid (i) in cash, (ii) in Shares already owned by the Executive for at least six (6) months and having a Fair Market Value on the date of exercise equal to the Option Price, (iii) through a combination of cash and Shares, or (iv) through a cashless exercise through a broker-dealer approved for this purpose by the Company. Notwithstanding anything to the contrary in this Agreement, if the Executive resides in a country where the local foreign exchange Laws either preclude the remittance of currency out of the country for purposes of paying the Option Price, or require the Company, the Employer and/or the Executive to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, the Company may restrict the method of exercise to a form of cashless exercise or such other form(s) of exercise as it determines in its sole discretion.
ARTICLE III
Recoupment
3.01    Recoupment in Event of Misconduct. If the Company determines that the Executive has committed or engaged in misconduct against the Company or has engaged in any criminal conduct, including embezzlement, fraud or theft, that involves or is related to the Company, or any other conduct that violates Company policy, causes or is discovered to have caused, any loss, damage, injury or other endangerment to the Company's property or reputation, and such Executive has received or is entitled to receive performance stock units, performance restricted stock units, stock options, restricted stock units or cash incentive compensation (collectively, "Incentive Compensation"), then the Company shall have the right to cancel the Incentive Compensation, require the return of Shares acquired under the Plan, recapture any gain realized upon the sale of Shares acquired under the Plan or take any other action it deems appropriate under the circumstances with respect to recouping the Incentive Compensation. The Company shall have sole discretion in determining whether the Executive's conduct was in compliance with applicable Law or Company policy and the extent to which the Company will seek recovery of the Incentive Compensation notwithstanding any other remedies available to the Company. If the Executive engages in misconduct or is believed to have engaged in misconduct, including but not limited to any violation of any of Executive's obligations under the Unfair Competition Agreement, the Company shall be entitled to take the actions outlined above for recouping the Incentive Compensation, as the Company deems appropriate under the circumstances.
3.02    Recoupment in Event of Materially Inaccurate Financial Results. If the Company has publicly filed materially inaccurate financial results (the "Subject Financials"), whether or not they result in a restatement, the Company has the discretion to recover any Incentive Compensation that was paid or settled to the Executive during the period covered by the Subject Financials as set forth herein. If the payment or settlement of Incentive Compensation would have been lower had the achievement of applicable financial performance goals been calculated based on restated financial results with respect to the Subject Financials, the Company may, if it determines it appropriate in its sole discretion, recover the portion of the paid or settled Incentive Compensation in excess of the payment or settlement that would have been made based on restated financial results. The Company will not seek to recover Incentive Compensation received or settled more than three (3) years after the date of the initial filing that contained the Subject Financials.
3.03 Recoupment in Event of Error. If the Executive receives any amount in excess of what the Executive should have received under the terms of this Agreement for any reason (including, without limitation, by reason of a mistake in calculations or administrative error), all as determined by the Committee, then the Company shall have the right to cancel the Incentive Compensation, require the return of Shares acquired under the Plan, recapture any gain realized upon the sale of Shares acquired under the Plan or take any other action it deems appropriate under the circumstances with respect to recouping the Incentive Compensation.

3.04    Implementation. For purposes of this Article III, the Executive expressly authorizes the Company to issue instructions, on behalf of the Executive, to the Stock Plan Administrator (and/or any other brokerage firm/third party service provider engaged by the Company to hold Shares and other amounts acquired under the Plan) to re-convey, transfer or otherwise return to the Company any Incentive Compensation subject to recoupment hereunder. Executive acknowledges and agrees that the Company's rights hereunder shall not be affected in any way by any subsequent change in the Executive’s status, including retirement or termination of employment (including due to death or Disability). The Executive expressly agrees to indemnify and hold the Company and the Employer harmless from any loss, cost, damage, or expense (including attorneys' fees) that the Company or the Employer may incur as a result of the Executive’s actions or in the Company and the Employer’s efforts to recover such previously made payments or value pursuant to Article III.
3.05    Forfeiture. To the extent any of the events set forth in this Article III occur before the Executive receives any Incentive Compensation due hereunder, any such Incentive Compensation shall be forfeited as determined by the Company in its sole discretion.
3.06    Executive Consent.  For purposes of the Company’s enforcement of this Article III, the Executive expressly and explicitly authorizes the Company to issue instructions, on the Executive’s behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold any cash payments, Shares or other amounts acquired by the Executive under the Plan to re-convey, transfer or otherwise return such cash payments, Shares or other amounts to the Company.

ARTICLE IV
Tax
4.01 Tax-Related Items. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding ("Tax-Related Items"), the Executive acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Executive is and remains the Executive's responsibility and that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any Shares acquired pursuant to the Option and the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Executive's liability for Tax-Related Items.
4.02    Tax Withholding Obligations. Prior to the delivery of Shares (or cash) upon the exercise of the Option, if the Executive's country of residence (and country of employment, if different) requires withholding of Tax-Related Items, the Company shall withhold a sufficient number of whole Shares otherwise issuable upon exercise of the Option that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the Shares or the cash equivalent. Depending on the withholding method specified in the Plan, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Company shall make a cash payment to the Executive equal to the over-withheld amount, if applicable, as soon as administratively practicable. The cash equivalent of the Shares withheld will be used to settle the obligation to withhold the Tax-Related Items. In the event that the withholding of Shares is prohibited under applicable Law or otherwise may trigger adverse consequences to the Company or the Employer, the Company and the Employer may withhold the Tax-Related Items required to be withheld with respect to the Shares in cash from the Executive's regular salary and/or wages or any other amounts payable to the Executive, or may require the Executive to personally make payment of the Tax-Related Items required to be withheld. In the event the withholding requirements are not satisfied through the withholding of Shares by the Company or through the withholding of cash from the Executive's regular salary and/or wages or other amounts payable to the Executive, no Shares will be issued to the Executive (or the Executive's estate) upon the exercise of the Option unless and until satisfactory arrangements (as determined by the Committee) have been made by the Executive with respect to the payment of any Tax-Related Items that the Company or the Employer determines, in its sole discretion, must be withheld or collected with respect to such Option. If the obligation for the Executive's Tax-Related Items is satisfied by withholding a number of Shares as described herein, the Executive shall be deemed to have been issued the full number of Shares issuable upon exercise, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the exercise or any other aspect of the Award.
    The Executive will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of the Executive's participation in the Plan or the Executive's acquisition of Shares that cannot be satisfied by the means described in this Article IV. The Company may refuse to deliver any Shares due upon exercise of the Option if the Executive fails to comply with his or her obligations in connection with the Tax-Related Items as described herein. If the Executive is subject to taxation in more than one jurisdiction, the Executive acknowledges that the Company, the Employer or one or more of their respective Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Executive hereby consents to any action reasonably taken by the Company and the Employer to meet his or her obligation for Tax-Related Items. By accepting this grant of Option, the Executive expressly consents to the withholding of Shares and/or withholding from the Executive's regular salary and/or wages or other amounts payable to the Executive as provided for hereunder. All other Tax-Related Items related to the Option and any Shares delivered in payment thereof are the Executive's sole responsibility.
ARTICLE V
International Arrangements
5.01 Exchange Controls. As a condition to this grant of Options, the Executive agrees to comply with any applicable foreign exchange Laws and hereby consents to any necessary, appropriate or advisable actions taken by the Company, the Employer or any of their respective Subsidiaries as may be required to comply with any applicable Laws of the Executive's country of residence (and country of employment, if different).
5.02    Foreign Asset and Account Reporting Requirements. The Executive acknowledges that there may be certain foreign asset and/or account reporting requirements, which may affect the Executive's ability to acquire or hold Shares acquired under the Plan or cash received from participating in the

Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Executive's country of residence (and country of employment, if different). The Executive may be required to report such accounts, assets or transactions to the tax or other authorities in the Executive's country of residence (and country of employment, if different). The Executive acknowledges and agrees that it is his or her personal responsibility to be compliant with such Laws.
5.03    Country Specific Addendum. Notwithstanding any provisions of this Agreement to the contrary, the Option shall be subject to any special terms and conditions for the Executive's country of residence (and country of employment, if different) set forth in the addendum to this Agreement ("Addendum"). If the Executive transfers residence and/or employment to another country reflected in an Addendum at the time of transfer, the special terms and conditions for such country will apply to the Executive to the extent the Company determines, in its sole discretion, that the application of such special terms and conditions is necessary or advisable in order to comply with local Laws or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Executive's transfer). In all circumstances, any applicable Addendum shall constitute part of this Agreement.
5.04    Controlling Language. The Executive acknowledges and agrees that it is the Executive's express intent that this Agreement, the Plan, the Unfair Competition Agreement and all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option be drawn up in English. If the Executive has received this Agreement, the Plan, the Unfair Competition Agreement or any other documents related to the Option translated into a language other than English and the meaning of any translated version is different than the English version, the English version will control.
ARTICLE VI
Miscellaneous
6.01 Restriction on Transferability. Except to the extent expressly provided in the Plan or this Agreement, the Option may not be sold, transferred, pledged, assigned, or otherwise alienated at any time other than by will or by the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void.
6.02 Rights as Shareholder. The Executive shall not have voting or any other rights as a shareholder of the Company with respect to the Shares issuable upon exercise of the Option until the date of issuance of such Shares. Upon exercise of the Option the Executive will obtain, with respect to the Shares received in such exercise, full voting and other rights as a shareholder of the Company.
6.03 Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Executive, the

Company, and all other Persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.
6.04 No Employment Rights. This Agreement and the Executive's participation in the Plan are not and shall not be interpreted to: (i) form an employment contract or relationship with the Company, the Employer or any of their respective Subsidiaries; (ii) confer upon the Executive any right to continue in the employ of the Company, the Employer or any of their respective Subsidiaries; or (iii) interfere with the ability of the Company, the Employer or any of their respective Subsidiaries to terminate the Executive's employment at any time.
6.05    Nature of Grant. In accepting the grant hereunder, the Executive acknowledges and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (ii) the Executive has read the Plan and any Options granted under it shall be subject to all of the terms and conditions of the Plan, including but not limited to the power of the Committee to interpret and determine the terms and provisions of the Plan and this Agreement and to make all determinations necessary or advisable for the administration of the Plan, all of which interpretations and determinations shall be final and binding; (iii) the Option does not create any contractual or other right to receive future grants of Options, benefits in lieu of Options, or any other Plan benefits in the future; (iv) nothing contained in this Agreement is intended to create or enlarge any other contractual obligations between the Company or the Employer and the Executive; (v) any grant under the Plan, including any grant of Options, is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service option, pension, or retirement benefits or similar payments; (vi) the Executive is voluntarily participating in the Plan; (vii) the future value of the Shares underlying the Option granted hereunder is unknown and cannot be predicted with certainty; and (viii) neither the Company, the Employer nor any of their respective Subsidiaries shall be liable for any change in value of the Option, the amount realized upon settlement of the Option or the amount realized upon a subsequent sale of any Shares acquired upon exercise of the Option, resulting from any fluctuation of the United States Dollar/local currency foreign exchange rate. Without limiting the generality of the foregoing, the Committee shall have the discretion to adjust the terms and conditions of any Option to correct for any windfalls or shortfalls in such Option which, in the Committee's determination, arise from factors beyond the Executive's control; provided, however, that the Committee's authority with respect to any Option to a "covered employee," as defined in Section 162(m)(3) of the Code, shall be limited to decreasing, and not increasing, such Option.
6.06 Compliance with Law. The Company shall not be required to issue or deliver any Shares pursuant to this Agreement pending compliance with all applicable Laws (including any registration requirements or tax withholding requirements) and compliance with the Laws and practices of any stock exchange or quotation system upon which the Shares are listed or quoted. If the Executive resides or is employed outside of the United States, the Executive agrees, as a condition of the grant of the Option, to repatriate all payments attributable to the Shares and/or cash acquired under the Plan (including, but not limited to, dividends and any proceeds derived from the sale of Shares acquired pursuant to the Option) if required by and in accordance with local Laws in the Executive’s country of residence (and country of employment, if different). In addition, the Executive also agrees to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and the Employer, as may be required to allow the Company, its Subsidiaries and the Employer to comply with local Laws in the Executive’s country of residence (and country of employment, if different). Finally, the Executive agrees to take any and all actions as may be required to comply with the Executive’s personal legal and tax obligations under local Laws in the Executive’s country of residence (and country of employment, if different).
6.07    Amendment. This Agreement may be amended by a writing which specifically states that it is amending this Agreement executed by (i) the Company and the Executive, (ii) the Company (at the discretion of the Committee), so long as a copy of such amendment is delivered to the Executive, and provided that no such amendment having a material adverse affect on the rights of the Executive hereunder may be made without the Executive's written consent or (iii) the Company (at the discretion of the Committee) in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable Laws or any future Laws or judicial decisions.
6.08 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Corporate Secretary. Any notice to be given to the Executive shall be addressed to the Executive at the address listed in the Employer's records or to the Executive's electronic investment account held at the Stock Plan Administrator. By a notice given pursuant to this Section 6.08, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.
6.09 Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any provision of this Agreement (or part of such provision) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision (or part of such provision) to the fullest extent possible while remaining lawful and valid.
6.10 Construction. The Option is being issued pursuant to Article 6 (Stock Option) of the Plan. The Option is subject to the terms of the Plan. The Executive acknowledges receipt of the Plan booklet which contains the entire Plan, and the Executive represents and warrants that the Executive has read the Plan. Additional copies of the Plan are available upon request during normal business hours at the principal executive offices of the Company. To the extent that any provision of this Agreement violates or is inconsistent with an express provision of the Plan, the Plan provision shall govern and any inconsistent provision in this Agreement shall be of no force or effect. The words "including," "includes," or "include" are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as "without limitation" or "but not limited to" are used in each instance.
6.11 Waiver of Right to Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE OPTION, THE PLAN OR THIS AGREEMENT.

6.12 Waiver; No Third Party Beneficiaries. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Executive. This Agreement shall not be construed to create any third party beneficiary rights.
6.13 Data Privacy. The Company is located at 100 Grainger Parkway, Lake Forest, Illinois 60045, United States of America, and grants Options under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of the Options under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices. In accepting the grant of the Option, the Executive expressly and explicitly consents to the personal data activities as described herein.
i.Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Executive, specifically, the Executive’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Executive’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Company's legal basis for the collection, processing and use of the Executive's Data is the Executive's consent. The Executive's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for such disclosure of the Executive's Data is to comply with applicable laws, rules and regulations.
ii.Stock Plan Administration Service Providers. The Company and the Employer transfer the Executive's Data to the Stock Plan Administrator based in the United States of America, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Administrator and share the Executive's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Executive to receive and trade Shares acquired under the Plan. The Executive will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of the Executive's ability to participate in the Plan.
iii.International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Executive should note that the Executive's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of the Executive's Data to the United States of America is the Executive consent.
iv.Voluntariness and Consequences of Consent, Denial or Withdrawal. The Executive's participation in the Plan and the Executive's grant of consent hereunder is purely voluntary. The Executive may deny or withdraw his or her consent at any time. If the Executive does not consent, or if the Executive later withdraws his or her consent, the Executive may be unable to participate in the Plan. This would not affect the Executive's existing employment or salary; instead, the Executive merely may forfeit the opportunities associated with participation in the Plan.
v.Data Retention. The Executive understands that the Executive's Data will be held only as long as is necessary to implement, administer and manage the Executive's Option and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems.
vi.Data Subject Rights. The Executive understands that the Executive may have the right under applicable law to (i) access or copy the Executive's Data that the Company possesses, (ii) rectify incorrect Data concerning the Executive, (iii) delete the Executive's Data, (iv) restrict processing of the Executive's Data, (vi) lodge complaints with the competent supervisory authorities in the Executive’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Executive understands that the Executive can contact his or her local human resources representative.
6.14    Private Placement. The grant of the Option is not intended to be a public offering of securities in the Executive's country of residence (and country of employment, if different). The Company has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local Laws).
6.15    No Advice Regarding Grant. The Company and the Employer are not providing any tax, legal or financial advice, nor is the Company or the Employer making any recommendations regarding the Option, the Executive's participation in the Plan or the Executive's acquisition or sale of the underlying Shares. The Executive is hereby advised to consult with the Executive's own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan or the Agreement.
6.16    Securities Law Restrictions. The Executive acknowledges that, depending on the Executive's country of residence (and country of employment, if different) or where the Company Shares are listed, the Executive shall be subject to insider trading restrictions and/or market abuse Laws, which may affect the Executive's ability to acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the Option) under the Plan or rights linked to the value of Shares during such times as the Executive is considered to have "inside information" regarding the Company or its business (as defined by the local Laws in the Executive's country of residence and/or employment). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Executive placed before the Executive possessed inside information. Furthermore, the Executive could be prohibited from (i) disclosing the inside information to any third party (other than on a "need to know" basis) and (ii) "tipping" third parties (including other employees of the Company and its Subsidiaries) or causing them otherwise to buy or sell securities. Any restrictions under these Laws are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading or other policy. The Executive solely is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.
6.17    Stock Ownership and Retention Guidelines. The exercise of any Options may be subject to the Company's Stock Ownership and Retention Guidelines, as in effect from time to time, in all respects.
6.18    EU Age Discrimination Rules. If the Executive is a local national of, and employed in, a country that is a member of the European Union, the grant of the Option and the terms and conditions governing the Option are intended to comply with the age discrimination provisions of the EU Equal

Treatment Framework Directive, as implemented into local law (the "Age Discrimination Rules"). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local Laws.
6.19    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option or other Awards granted to the Executive under the Plan by electronic means. The Executive hereby expressly consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.
6.20    Governing Law; Jurisdiction. This Agreement shall be exclusively governed by, and construed in accordance with, the Laws of the State of Illinois without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Illinois or of any other jurisdiction) that would cause the application of the laws of a jurisdiction other than the State of Illinois. All disputes and controversies arising between the parties are to be submitted for determination exclusively to the federal or state courts of the State of Illinois and by accepting the grant of the Option, the Executive expressly consents to the jurisdiction of such courts. Notwithstanding the foregoing, the Company may at its option seek interim and permanent injunctive relief before any competent court, tribunal or judicial forum, which in the absence of the foregoing provision, would have jurisdiction to grant the relief sought.
6.21    Entire Agreement. The Plan, this Agreement (including any applicable addendum) and the Unfair Competition Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede, in their entirety, all prior undertakings and agreements of the Company and the Executive with respect to the subject matter hereof.
[Signature Page Follows]
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Executive acknowledges and agrees that by clicking on the box next to this Agreement in the section "Read and Acknowledge Award Documents" on the screen titled "Award Acceptance," the Executive expressly agrees to be bound by the terms and conditions of the Options, including Executive's electronic signature constituting the sole and exclusive means of executing this Agreement.

W.W. GRAINGER, INC.

By:
Name: DG Macpherson
Title: Chairman & Chief Executive Officer

By:
Executive signature

Date: April 1, 2019

W.W. GRAINGER, INC.
2015 Incentive Plan
Addendum to Stock Option Agreement

In addition to the terms of the W.W. Grainger, Inc. 2015 Incentive Plan (as may be amended from time to time, the "Plan") and the Stock Option Agreement (the "Agreement"), the Option is subject to the following additional terms and conditions as set forth in this addendum (this "Addendum") to the extent the Executive resides or is employed in one of the countries addressed herein. All capitalized terms contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement unless otherwise defined. If the Executive transfers residence or employment to a country identified in this Addendum, the additional terms and conditions for such country as reflected in this Addendum will apply to the Executive to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate the Executive’s transfer).

European Union ("EU") / European Economic Area ("EEA")
The following provision replaces Section 6.13 to the extent the Executive is employed in the EU or EEA:
6.13    Data Privacy. The Company is located at 100 Grainger Parkway, Lake Forest, Illinois 60045, United States of America, and grants Options under the Plan to employees of the Company and its Subsidiaries in its sole discretion. In conjunction with the Company's grant of the Options under the Plan and its ongoing administration of such awards, the Company is providing the following information about its data collection, processing and transfer practices, which the Executive should carefully review.
i.    Data Collection, Processing and Usage. The Company and the Employer will collect, process and use certain personal information about the Executive, specifically, the Executive’s name, home address, email address and telephone number, date of birth, social security or insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Executive’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Company collects, process and uses the Executive's Data pursuant to the Company's legitimate interest of administering the Executive's Options and generally managing the Plan, and to satisfy its contractual obligations under the Agreement. The Executive's Data also may be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made. The Company's legal basis for such disclosure of the Executive's Data is to comply with applicable laws, rules and regulations.
ii.    Stock Plan Administration Service Providers. The Company and the Employer transfer the Executive's Data to the Stock Plan Administrator based in the United States of America, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Administrator and share the Executive's Data with another company that serves in a similar manner. The Stock Plan Administrator will open an account for the Executive to receive and trade Shares acquired under the Plan. The Executive will be asked to agree to separate terms and data processing practices with the Stock Plan Administrator, which is a condition of the Executive's ability to participate in the Plan.
iii.    International Data Transfers. The Company and the Stock Plan Administrator are based in the United States of America. The Executive should note that the Executive's country of residence may have enacted data privacy laws that are different from the United States of America. The Company's legal basis for the transfer of the Executive's Data to the United States of America is to satisfy its contractual obligations under this Agreement.
iv.    Data Retention. The Executive understands that the Executive's Data will be held only as long as is necessary to implement, administer and manage the Executive's Option and participation in the Plan. When the Company no longer needs the Data, the Company will remove it from its systems. If the Company retains the Executive's Data longer, it would be to satisfy the Company's legal or regulatory obligations and the Company's legal basis would be for compliance with applicable laws, rules and regulations.
v.    Data Subject Rights. The Executive understands that the Executive may have the right under applicable law to (i) access or copy the Executive's Data that the Company possesses, (ii) rectify incorrect Data concerning the Executive, (iii) delete the Executive's Data, (iv) restrict processing of the Executive's Data, (vi) lodge complaints with the competent supervisory authorities in the Executive’s country of residence. To receive clarification regarding these rights or to exercise these rights, the Executive understands that the Executive can contact his or her local human resources representative.

Belgium
Name: ________________________ Number of Shares: _____________________
Grant Date: ____________________ Option Price: _______________________
Acceptance of Option

In order for the Option to be subject to taxation at the time of grant, the Executive must affirmatively accept the Option in writing within 60 days of the Grant Date specified above by signing below and returning this original executed Addendum to:
Attn: Treasury Department
100 Grainger Parkway, Lake Forest, IL 60045, USA
patrick.axley@grainger.com
The Executive hereby accepts the Option granted by the Company on the Grant Date. The Executive acknowledges that the Executive has been advised to discuss the acceptance of the Option and the applicable tax treatment with a financial and/or tax advisor, and that the Executive’s decision to accept the Option is made in full knowledge.
Executive Signature:        _______________________________
Executive Printed Name:        _______________________________
Date of Acceptance:        _______________________________
If the Executive fails to affirmatively accept the Option in writing within 60 days of the Grant Date, the Option will not be subject to taxation at the time of grant but instead will be subject to taxation on the date the Executive exercises the Option (or such other treatment as may apply under Belgian tax law at the time of exercise).
Undertaking for Qualifying Option
If the Executive is accepting the Option in writing within 60 days of the Grant Date and wishes to have the Option subject to a lower valuation for Belgium tax purposes pursuant to article 43, §6 of the Belgian law of 26 March 1999, the Executive may agree and undertake to (a) not exercise the Option before December 31 of the third (3rd) calendar year following the calendar year in which the Grant Date falls, and (b) not transfer the Option under any circumstances (except upon rights the Executive’s heir might have in the Option upon the Executive’s death). If the Executive wishes to make this undertaking, the Executive must sign below and return this executed Addendum to the address listed above.
Executive Signature:        _______________________________
Executive Printed Name:        _______________________________
Payment of Exercise Price Limited to Cash Payment
Notwithstanding anything to the contrary in the Agreement or the Plan, the Executive shall be permitted to pay the Option Price only by means of a cash payment.

Foreign Asset Reporting Information
The Executive is required to report any security or bank account (including a brokerage account) opened and maintained outside Belgium on the Executive’s annual tax return. In a separate report, the Executive is required to provide the National Bank of Belgium with the account details of any such foreign accounts (including the account number, bank name and country in which any such account was opened). This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under the Kredietcentrales / Centrales des crédits caption.

Canada
Accelerated Vesting upon Retirement
Notwithstanding anything in the Agreement or the Plan to the contrary, if the Executive’s employment or service is terminated by reason of retirement, the Option immediately shall fully vest, become exercisable and will expire on the earlier of (i) six (6) years from the Termination Date or (ii) the original expiration date of the Option. For purposes of the foregoing, "retirement" shall have the definition prescribed by local Laws.
No Exercise Using Previously Owned Shares
Notwithstanding any provision in the Agreement or the Plan to the contrary, the Executive may not pay the Option Price by tendering Shares already owned by the Executive.
Securities Law Information
The Executive is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided that the resale of such Shares takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed (i.e., the New York Stock Exchange).
Foreign Asset Reporting Information
Any foreign property (including Shares and Options acquired under the Plan) must be reported to the Canada Revenue Agency on form T1135 (Foreign Income Verification Statement) if the total cost of your foreign property exceeds C$100,000 at any time in the year. The Options must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign property held.  If Shares are acquired, their cost generally is the adjusted cost base ("ACB") of the Shares. The ACB would normally equal the fair market value of the Shares at time of exercise, but if the Executive owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The form must be filed by April 30 of the following year. The Executive should consult with his or her personal tax advisor to determine the Executive’s reporting requirements.
The following provisions will apply if the Executive is a resident of Quebec:
Data Privacy Notice and Consent
This provision supplements Section 6.13 of the Agreement:
The Executive hereby authorizes the Company, its Subsidiaries and the Employer to discuss with and obtain all relevant information pertaining to the Executive from all personnel involved in the administration and operation of the Plan.  The Executive further authorizes the Company, its Subsidiaries and the Employer to disclose and discuss the Executive's participation in the Plan with their advisors.  The Executive further authorizes the Company, its Subsidiaries and the Employer to record any information pertaining to the Executive’s participation in the Plan and to keep such information in his or her employee file.
Use of English Language
If the Executive is a resident of Quebec, by accepting the Option, the Executive acknowledges and agrees that it is the Executive’s wish that the Agreement, this Addendum, the Plan, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the Option, either directly or indirectly, be drawn up in English.
Utilisation de l’anglais
Si l’exécutif est un résident du Québec, en acceptant le Option, l l’exécutif reconnaît et accepte que ce est le souhait du l’exécutif que l’Accord, le présent Addenda, ainsi que tous autres documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de le Option, liés directement ou indirectement, soient rédigés en anglais.

Mexico
Accelerated Vesting upon Retirement
Notwithstanding anything in the Agreement or the Plan to the contrary, if the Executive’s employment or service is terminated by reason of retirement, the Option immediately shall fully vest, become exercisable and will expire on the earlier of (i) six (6) years from the Termination Date or (ii) the original expiration date of the Option. For purposes of the foregoing, "retirement" shall have the definition prescribed by local Laws.
Commercial Relationship
The Executive expressly recognizes that participation in the Plan and the Company’s grant of the Option does not constitute an employment relationship between the Executive and the Company. The Executive has been granted the Option as a consequence of the commercial relationship between the Company and the Employer, and the Employer is the Executive’s sole employer. Based on the foregoing, (a) the Executive expressly recognizes that the Plan and the benefits derived from participation in the Plan do not establish any rights between the Executive and the Company or the Employer, (b) the Plan and the benefits derived from participation in the Plan are not part of the employment conditions and/or benefits provided by the Company or the Employer, and (c) any modifications or amendments to the Plan by the Company, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Executive’s employment with the Employer.
Extraordinary Item of Compensation
The Executive expressly acknowledges and agrees that participation in the Plan is a result of the discretionary and unilateral decision of the Company, as well as the Executive’s free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Agreement, the Unfair Competition Agreement and this Addendum. As such, the Executive acknowledges and agrees that the Company may, in its sole discretion, amend and/or discontinue the Executive’s participation in the Plan at any time and without any liability. The value of the Option is an extraordinary item of compensation outside the scope of the employment contract, if any. The Option is not a part of the Executive’s regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-

service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of the Employer.

Netherlands
Waiver of Termination Rights
The Executive waives any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan or (b) the Executive ceasing to have rights under, or ceasing to be entitled to any Awards under the Plan as a result of such termination.
Dutch Subsidiary Director Notice
The Executive acknowledges and agree that the Option granted to the Executive in connection with the Executive’s participation in the Plan are not granted as consideration for, or otherwise in connection with the service the Executive may provide as a director ("statutair bestuurder") of a Subsidiary established under the laws of Netherlands or operating within the Netherlands.

Portugal
Termination of Service
The following provision shall supplement Section 2.02 of the Agreement:
In case of termination of service of the Executive triggering the payment of severance costs under applicable law, the Option shall not be taken into account in the calculation of such severance costs, to the extent permitted by applicable law.
Use of English Language
The Executive hereby expressly declares that the Executive has full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan, the Agreement, the Unfair Competition Agreement and this Addendum.
Uso da Língua Inglesa
Por meio do presente, o Executivo declara que Executivo possui pleno conhecimento da língua inglesa e que leu, compreendeu, e livremente aceita e concorda com os termos e condiçoes estabelecidas no Plano, o Acordo, o Acordo de Concorrência Desleal e este Adendo.

United Kingdom
Income Tax and Social Insurance Contribution Withholding
The following provision shall replace Article IV of the Agreement:

Without limitation to Article IV of the Agreement, the Executive agrees that the Executive is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs ("HMRC") (or any other tax authority or any other relevant authority). The Executive also agrees to indemnify and hold harmless the Company and the Employer against any taxes that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Executive’s behalf.
Exclusion of Claim
The Executive acknowledges and agrees that the Executive will have no entitlement to compensation or damages, insofar as such entitlement arises or may arise from the Executive’s ceasing to have rights under or to be entitled to exercise the Option as a result of such termination (whether the termination is in breach of contract or otherwise), or from the loss or diminution in value of the Option. Upon the grant of the Option, the Executive shall be deemed to have irrevocably waived any such entitlement.

United States
Accelerated Vesting upon Retirement
Notwithstanding anything in the Agreement or the Plan to the contrary, if the Executive’s employment or service is terminated prior to the Option Vesting Date due to the Executive’s retirement, the Option immediately shall fully vest, become exercisable and will expire on the earlier of (i) six (6) years from the Termination Date or (ii) the original expiration date of the Option. For purposes of the foregoing, "retirement" shall mean the Executive’s termination of service with (i) 25 years of service, (ii) 20 years of service and attainment of age 55, or (iii) attainment of age 60.